Exhibit 99.1

BOB EVANS REPORTS FISCAL 2012 THIRD-QUARTER RESULTS

Company announces 3Q 2012 earnings of 69 cents per diluted share compared with 51 cents per diluted share last year, a 35% increase

Operating income up 19%, and net income up 31%, on improving sales trends, and ongoing success with cost initiatives

Company raises lower end of fiscal year 2012 EPS guidance from $2.36 to $2.38, and reaffirms top end of $2.44. Also reaffirms average annual earnings per share growth guidance of approximately 7 to 10 percent over next five years

Bob Evans Restaurants reports positive same-store sales of 1.6% for the quarter. Mimi’s Café reports continued sequential same-store sales improvement. Both brands driving sales through sales layer innovation and effective marketing and promotional programs

Accelerated stock buyback executed with $18.8 million purchased during third-quarter fiscal 2012

COLUMBUS, Ohio – Feb. 14, 2012 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced its results for the 2012 third fiscal quarter ended Friday, Jan. 27, 2012.

Third-quarter fiscal 2012 commentary

Chairman and Chief Executive Officer Steve Davis said the Company’s third-quarter operating results reflect continued momentum across all three of the Company’s brands. Bob Evans Restaurants reported positive same-store sales for the quarter; and Mimi’s same-store sale results, while still negative, improved sequentially. The foods segment delivered a modest sales and volume increase, along with market share increases in both its sausage and side dish businesses. Davis noted, “Improving sales trends, as well as continued success with innovative cost initiatives across the enterprise, are driving operating profit favorability. Despite an approximately $4 million cost of sales increase in the foods segment driven by increased sow costs and other commodities, our diversified-integrated growth model offset the impact, and delivered a solid quarter.”

Davis stated, “The improving top-line and bottom-line trends emerging in each of our businesses indicate further progress with the transformation of our core businesses in order to enable expansion. While challenges remain, we are confident we are on the right track. With that in mind, we are raising the lower end of our fiscal year 2012 EPS guidance from $2.36 to $2.38, and reaffirming the upper end of $2.44.”

“The positive trends we are seeing give us the confidence that investments such as the Farm-Fresh Refresh initiative at Bob Evans Restaurants, marketing initiatives and sales layer development at Mimi’s, and distribution and productivity projects in the foods business, are the right ones to create value for our shareholders. We have the resources and programs in place to deliver on our long-term annual EPS growth guidance of 7 to 10 percent.”

Third-quarter fiscal 2012 consolidated results

The Company reported diluted earnings per share of 69 cents and consolidated operating income of $30.3 million, or 7.1 percent of net sales, in the third quarter of fiscal 2012. This compares to diluted earnings per share of 51 cents and consolidated operating income of $25.4 million, or 5.9 percent of net sales, last year.

Third-quarter fiscal 2012 consolidated income statement summary

Below is a summary of the Company’s third-quarter fiscal 2012 income statement.

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Net sales – Consolidated net sales were $428.3 million in the third quarter of fiscal 2012, approximately flat compared to the third quarter of fiscal 2011. Positive same-store sales at Bob Evans Restaurants and a slight increase in foods segment sales nearly offset the adverse impact of negative same-store sales at Mimi’s. This was achieved with five fewer Bob Evans Restaurants locations compared to the same period last year.

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Cost of sales – Consolidated cost of sales was $137.7 million, or 32.1 percent of net sales, in the third quarter of fiscal 2012, compared to $135.0 million, or 31.5 percent of net sales, in fiscal 2011. The increase was primarily the result of an approximately $4.0 million adverse impact of higher commodity costs in the foods segment, including a $2.7 million effect of higher sow costs, as well as other commodities, primarily potatoes. Sow costs averaged in the low $60’s per hundredweight in the third quarter of fiscal 2012, compared to the low $50’s during the third quarter of fiscal 2011. The restaurant segment successfully offset the impact of higher commodity costs through continued cost reduction initiatives such as the actual-versus-theoretical food cost program, as well as more favorable menu mix.

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Operating wages – Consolidated operating wages were $133.6 million, or 31.2 percent of net sales, in the third quarter of fiscal 2012, compared to $141.3 million, or 33.0 percent of net sales, last year. Both segments showed operating improvement. The food segment’s results also reflect the impact of the sale of the Springfield, Ohio, Company-owned distribution facility last quarter. Those operating wages are now charged to other operating expenses.

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Other operating expenses – Consolidated other operating expenses were $69.9 million, or 16.3 percent of net sales, in the third quarter of fiscal 2012, compared to $68.8 million, or 16.1 percent of net sales, in fiscal 2011. The increase was due to expenses associated with outsourced distribution services in the foods segment. Those expenses were previously classified as operating wages prior to the sale of the Springfield, Ohio, Company-owned distribution facility in the previous quarter.

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SG&A – Consolidated SG&A expenses were $36.6 million, or 8.6 percent of net sales, in the third quarter of fiscal 2012, compared to $37.5 million, or 8.7 percent of net sales, in fiscal 2011. SG&A spending is benefitting from reduced long-term incentive compensation, lower performance-based 401k spending, which is calculated on a trailing year basis, and effective cost controls in both the restaurant and foods segments.

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Net interest expense – The Company’s net interest expense was $1.9 million in the third quarter of fiscal 2012, compared to $2.1 million in fiscal 2011. The decrease was primarily the result of lower average borrowings in the third quarter of fiscal 2012 compared to the third quarter of fiscal 2011, partially offset by costs associated with the Company’s new revolving line of credit.

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Income taxes – The Company’s effective tax rate for the third quarter of fiscal 2012 was 28.6 percent, compared to an effective tax rate of 33.7 percent in the third quarter of fiscal 2011. The lower effective tax rate in the third quarter of fiscal 2012 was primarily the result of a state income tax settlement, which accounted for approximately $1.4 million, or 5 cents per diluted share. As a result, the Company is lowering its effective tax rate guidance for fiscal year 2012 to 31 to 32 percent, from 32 to 33 percent.

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Diluted weighted-average shares outstanding – The Company’s diluted weighted-average share count was 29.4 million in the third quarter of fiscal 2012 compared to 30.4 million in fiscal 2011. The Company repurchased 567,303 shares for a total of $18.8 million in the third quarter of fiscal 2012, and has repurchased almost 1.5 million shares for a total of $47.0 million in the fiscal year to date. Approximately $3.0 million remains in the Company’s $50.0 million share repurchase authorization for fiscal 2012.

Third-quarter fiscal 2012 restaurant segment summary

The restaurant segment reported third quarter fiscal 2012 operating income of $23.1 million, or 6.9 percent of net sales, compared with $14.7 million, or 4.4 percent of net sales, last year.

A summary of the restaurant segment’s third-quarter fiscal 2012 income statement follows below:

Net sales – The restaurant segment reported net sales of $337.3 million, virtually flat compared to $337.7 million in the third quarter of fiscal 2011. This was achieved with five fewer Bob Evans Restaurants locations compared to last year. Same-store sales at Bob Evans Restaurants increased 1.6 percent in the third quarter of fiscal 2012, with a combined pricing and menu mix impact of 2.0 percent. We estimate favorable weather and roll-over of last year’s promotional gift card program each accounted for nearly 50 basis points of the same-store sales result for the quarter. Last year’s gift card program included a higher promotional component which negatively impacted net sales to a greater extent than the current year program. At Mimi’s Café, same-store sales decreased 3.4 percent, with a combined pricing and menu mix impact of 4.1 percent.

At Bob Evans Restaurants, third-quarter same-store sales results of 1.6 percent exceeded the Midscale Family Style segment, according to The NPD Group’s SalesTrack Weekly. At Mimi’s Café, same-store sales of -3.4 percent trailed the Knapp Track™ casual dining index of 2.3 percent for the same period. Excluding the effect of last year’s snow events, Bob Evans Restaurants same-store sales were driven by successful off-premise initiatives. Mimi’s improvement was driven by growth in off-premise and alcohol sales as well as by improved guest retention as guest satisfaction metrics reached new highs.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Category	SSS Restaurants	Nov.	Dec.	Jan.	3Q FY ’12	FY ’12 YTD
Bob Evans	Family	555	0.1%	2.4%	2.3%	1.6%	-0.6%
Mimi’s Café	Casual	143	-4.0%	-3.0%	-3.3%	-3.4%	-4.3%
COMBINED		698	-1.0%	0.7%	0.7%	0.1%	-1.6%

Cost of sales – The restaurant segment’s cost of sales was 25.0 percent of net sales, down from 25.4 percent of net sales in fiscal 2011. The cost as a percentage of sales decreased at both restaurant brands due to the restaurant segment’s ongoing efficiency initiatives including the actual-versus-theoretical food cost program.

Operating wages – The restaurant segment’s cost of labor was 37.5 percent of net sales compared to 39.3 percent of net sales in the third quarter of fiscal 2011. This decrease was the result of sales leverage at Bob Evans, along with more efficient use of labor, and lower health insurance costs. Mimi’s cost of labor also declined as a percentage of sales for the same reasons despite sales deleverage.

Other operating expenses – The restaurant segment’s other operating expenses were nearly flat on a dollar basis compared to the third quarter of fiscal 2011. Other operating expenses were 19.1 percent of net sales in both the current and prior year periods. Pre-opening expenses for Bob Evans Restaurants’ Farm-Fresh Refresh program and new restaurant openings were approximately flat year over year.

SG&A – The restaurant segment’s selling, general and administrative expenses were $20.9 million, or 6.2 percent of net sales, compared to $21.7 million, or 6.4 percent of net sales, in the third quarter of fiscal 2011. The dollar decrease was driven by reduced long-term incentive compensation, lower performance-based 401k spending, and general cost controls.

Third-quarter fiscal 2012 foods segment summary

The foods segment reported third quarter fiscal 2012 operating income of $7.1 million, or 7.9 percent of net sales, compared with $10.7 million, or 11.8 percent of net sales, last year.

A summary of the foods segment’s third-quarter income statement follows below:

Net sales – The foods segment’s net sales were $91.0 million, up 0.1 percent, compared to $90.9 million in the third quarter of fiscal 2011. Total pounds sold increased 0.9 percent compared to the third quarter of fiscal 2011. Both the sausage and side dish categories gained market share during the period, and three new frozen burrito products targeted at consumers seeking healthy and innovative breakfast alternatives were introduced in January. Furthermore, our Loaded and Oven Bake Potatoes gained authorizations at 1,400 stores during the quarter.

Cost of sales – The foods segment’s cost of sales was 58.7 percent of net sales compared to 54.3 percent of net sales in the third quarter of fiscal 2011. The increase was primarily the result of the approximately $4.0 million adverse impact of higher commodity costs, including a $2.7 million effect of higher sow costs, as well as other commodities, primarily potatoes. Sow costs averaged in the low $60’s per hundredweight in the third quarter of fiscal 2012, compared to the low $50’s during the third quarter of fiscal 2011.

Operating wages – The foods segment’s cost of labor was 7.8 percent of net sales compared to 9.3 percent of net sales in the third quarter of fiscal 2011. The decrease was due to further efficiencies resulting from the Company’s ongoing manufacturing productivity initiatives as well the outsourcing of distribution services to a third party, resulting from the sale of a Company-owned distribution facility last quarter. This cost has been reclassified to other operating expenses.

Other operating expenses – The foods segment’s other operating expenses were $5.2 million, or 5.7 percent of net sales, compared to $4.0 million, or 4.4 percent of net sales, in the third quarter of fiscal 2011. The increase was due largely to fees associated with the distribution services agreement mentioned previously. The majority of these fees were previously classified as operating wages prior to the sale of a distribution facility last quarter.

SG&A – The foods segment’s SG&A expenses were $15.8 million, or 17.3 percent of net sales, compared to $15.8 million, or 17.4 percent of net sales, in the third quarter of fiscal 2011. Higher transportation and marketing research fees in the current year were offset by a reduction in consulting expenses from the prior year related to the segment’s manufacturing productivity initiatives.

Fiscal year 2012 and longer-term outlook

The Company raised the lower end of its fiscal 2012 guidance to $2.38 from $2.36, and reaffirmed the high end of $2.44. The company also reaffirmed its guidance for average annual earnings per share growth of approximately 7 to 10 percent over the next five years

The Company expects the challenging cost and sales environment to continue. The Company also expects to continue to incur average sow costs in the $60-$65 range for the remainder of the fiscal year.

Same-store sales growth is impacted directly by weather conditions. Therefore, significant severity and frequency of adverse weather events could result in actual restaurant segment same-stores sales performance that differs materially from the Company’s guidance.

The Company also expects an incremental $1.2 million in restaurant remodel and new restaurant pre-opening expenses, due to the higher number of planned remodels and new restaurants relative to fiscal 2011 during the fourth quarter. Year to date, the Company has recorded $1.7 million of remodel expense for its Detroit and Toledo markets and new store opening expense for the two new restaurants opened to date.

This outlook relies on a number of important assumptions, including the risk factors discussed in the Company’s securities filings. Particular assumptions for the Company’s fiscal year 2012 outlook include the following:

Consolidated company highlights

•	Net sales – approximately $1.7 billion.

•	Depreciation and amortization – approximately $80 to $90 million.

•	Net interest expense – approximately $8 to $9 million.

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Effective tax rate – approximately 31 to 32 percent. Down from previous guidance as a result of the $1.4 million favorable state income tax settlement received during the third quarter of 2012. Generally, the company expects its tax rate to approximate 34.0%.

•	Diluted weighted-average share count – approximately 29.9 million. The full $50 million share repurchase authorization is expected to be exhausted by the end of fiscal 2012.

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Capital expenditures – approximately $80 to $90 million. This estimate includes a total of approximately $40 million for new restaurant development and remodels during fiscal 2012. Also contemplated in this amount is approximately $10 million for 44 restaurants in the Detroit and Toledo markets, and approximately $6 million for 28 restaurants in the Cincinnati market.

In fiscal 2012, the Company is on track to build six new Bob Evans Restaurants, rebuild three, and remodel 90.

Restaurant segment highlights

•	Restaurant segment operating margins – 6 to 7 percent.

•	Bob Evans Restaurants – Expect to remain positive during the fourth quarter.

•	Mimi’s Café – Fourth quarter same-store sales in the negative 3.0 percent to negative 1.0 percent range.

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Restaurant segment cost of sales – Commodity inflation of 5.5 to 6.0 percent, partly offset by menu management, productivity initiatives and favorable mix. Some of the categories expected to drive cost increases for the remainder of the fiscal year are beef, eggs, and pork.

Foods segment highlights

•	Foods segment operating margins – 7 to 8 percent.

•	Foods segment net sales – Overall net sales of $320 to $330 million, driven in part by distribution gains, including the addition of new stores, and new products.

•	Foods segment cost of sales – Average sow costs of $60 to $65 per hundredweight. During the fourth quarter of 2011, sow costs averaged $59.05.

Company to host conference call on Wednesday, February 15, 2012

The Company will host a conference call to discuss its year-end results at 10 a.m. (ET) on Wednesday, February 15, 2012. The dial-in number is (800) 690-3108, access code 47417162. A replay will be available at (855) 859-2056 or (404) 537-3406, access code 47417162. To access the simultaneous webcast, go to www.bobevans.com/ir. The archived webcast will also be available on the Web site.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the third fiscal quarter (January 27, 2012), Bob Evans owned and operated 564 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 145 casual restaurants located in 24 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 29, 2011, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.

Contact:

Scott C. Taggart

Vice President of Investor Relations

(614) 492-4954

Disclosure regarding non-GAAP financial measures

The Company uses adjusted operating income, adjusted net income before income taxes, adjusted provision for income taxes, adjusted net income, and adjusted earnings per share as measures for comparing its performance to prior periods and competitors, and believes it is useful because it provides investors and other interested parties a means to evaluate the Company’s performance relative to its past performance, without regard to certain charges and gains. Adjusted operating income, adjusted net income before income taxes, adjusted provision for income taxes, adjusted net income, and adjusted earnings per share are not recognized GAAP terms.

GAAP to Non-GAAP Reconciliation of Operating Income (unaudited)

(Thousands, except per share data)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended		Nine Months Ended
	January 27, 2012	January 28, 2011	January 27, 2012	January 28, 2011

Operating income as reported:
Restaurant	$23,111	$14,728	$62,321	$45,287
Foods	7,147	10,706	16,762	15,443

Total	30,258	25,434	79,083	60,730

Adjustments:
Impairment – Restaurant			2,806	10,293
Severance – Restaurant			287	829
Gain on asset sale – Restaurant			(407)
Gain on sale of business – Foods			(689)
Impairment – Foods			87
Manufacturing Productivity Initiatives – Food				2,773

Adjusted operating income:
Restaurant	23,111	14,728	65,007	56,409
Foods	7,147	10,706	16,160	18,216

Total	30,258	25,434	81,167	74.625

Net interest expense	1,879	2,098	5,975	6,800

Income Before Income Taxes as reported	28,379	23,336	73,108	53,930
Adjustments			2,084	13,895

Adjusted Income Before Income Taxes	28,379	23,336	75,192	67,825

Provision for Income Taxes as reported	8,124	7,870	22,294	18,125
Income Tax effect of adjustments			660	4,658

Adjusted Provision for Income Taxes	8,124	7,870	22,954	22,783

Net Income as reported	20,255	15,466	50,814	35,805
Adjustments			1,424	9,237

Adjusted Net Income	$20,255	$15,466	$52,238	$45,042

Earnings Per Share
Basic as reported	$0.69	$0.51	$1.70	$1.18
Adjustments			$0.05	$0.30

Adjusted Basic	$0.69	$0.51	$1.75	$1.48

Diluted as reported	$0.69	$0.51	$1.69	$1.18
Adjustments			$0.05	$0.30

Adjusted Diluted	$0.69	$0.51	$1.74	$1.48

Average Shares Outstanding
Basic	29,319	30,258	29,909	30,348
Diluted	29,415	30,404	29,999	30,437

Consolidated Financial Results (unaudited)

(Thousands, except per share data)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended		Nine Months Ended
	January 27, 2012	January 28, 2011	January 27, 2012	January 28, 2011

Net Sales
Restaurant	$337,308	$337,694	$999,334	$1,018,858
Foods	91,031	90,900	241,551	239,348

Total	428,339	428,594	1,240,885	1,258,206

Operating Income
Restaurant	23,111	14,728	62,321	45,287
Foods	7,147	10,706	16,762	15,443

Total	30,258	25,434	79,083	60,730

Net Interest Expense	1,879	2,098	5,975	6,800

Income Before Income Taxes	28,379	23,336	73,108	53,930

Provision for income taxes	8,124	7,870	22,294	18,125

Net Income	$20,255	$15,466	$50,814	$35,805

Earnings Per Share
Basic	$0.69	$0.51	$1.70	$1.18

Diluted	$0.69	$0.51	$1.69	$1.18

Average Shares Outstanding
Basic	29,319	30,258	29,909	30,348
Diluted	29,415	30,404	29,999	30,437